Exhibit 16.1

RBSM LLP

NEW YORK, NY

September 30, 2011

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Brazil Gold Corp. (the “Company”) Form 8-K/A, Amendment No. 1,  dated September 13, 2011, and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

//s// RBSM LLP